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                                                              Exhibit 99.6

                  [HOULIHAN LOKEY HOWARD & ZUKIN LETTERHEAD]


VIA FACSIMILE @ 212-878-8375
----------------------------

August 24, 1999

Michael McTiernan, Esq.
Rogers & Wells
200 Park Avenue
New York, NY 10161

Dear Mike:

We understand that on behalf of Starwood Financial Trust ("SFT" or the "Company") you seek our consent to include our fairness opinion letter (the "Opinion") in SFT's proxy materials in connection with the pending merger of SFT and TriNet Realty. Please note that our engagement letter with the Independent Trustees of SFT includes the following language:

            "Houlihan Lokey consents to a description of and the inclusion of the text of its written Opinion in any filing required to be made by the Company with the Securities and Exchange Commission in connection with the Transaction and in materials delivered to the Company's stockholders that are a part of such filings, provided that any such description or inclusion shall be subject to Houlihan Lokey's prior review and approval, which approval shall not be unreasonably withheld. Any summary of, or reference to, the Opinion, any verbal presentation with respect thereto, or other references to Houlihan Lokey in connection with the Transaction, will in each instance be subject to Houlihan Lokey's prior review and written approval (which shall not be unreasonably withheld). Other than as set forth above, the Opinion will not be included in, summarized or referred to in any manner in any materials distributed to the public or the securityholders of the Company, or filed with or submitted to any governmental agency, without Houlihan Lokey's express, prior written consent (which shall not be unreasonably withheld). Neither Houlihan Lokey's verbal conclusions nor the Opinion will be used for any purpose other than in connection with the Transaction."

We have reviewed the proposed description and inclusion of our Opinion in the relevant filing, and hereby consent to including our Opinion and such description in such filing. Please do not hesitate to contact me directly should you require additional assistance.

Most sincerely,



/s/ Marjorie L. Bowen
----------------------
Marjorie L. Bowen
Managing Director